Boxlight Announces New Global Vice President of Marketing

Lawrenceville, GA – Feb. 5, 2018 – Boxlight Corporation (NASDAQ: BOXL) today announced that Lori Page has joined the organization as Vice President of Global Marketing. Page will lead the marketing team and work cross-functionally across sales, operations and product development with close integration with Boxlight channel partners.

“With more than 20 years of experience leading marketing teams, Lori is an accomplished business partner in marketing, channel development, and brand execution. She previously worked with diverse education and business technology companies including Apple, Promethean, Cox Automotive and Eastman Kodak Company,” said Mark Elliott, CEO of Boxlight. “Lori is highly respected within the industry and her strong channel marketing skills, business acumen and passion and enthusiasm for education will help drive our business forward while expanding our global marketing presence.”

Before joining Boxlight, Page served as Promethean’s Vice President of North America marketing where she managed strategy and execution for the field and channel marketing team. Page was responsible for demand generation, lead nurturing and management, partner enablement, marketing communications and social media marketing in the United States and Canada K-12 education sector. During her tenure, she helped grow the company’s revenue in North America by over 40 percent.

“We are entering an exciting time for Boxlight following the company’s initial public offering in late 2017,” said Page. “Our commitment to developing interactive education solutions and finding better ways to engage students and improve learning are critical to our mission. I could not be more excited to lead Boxlight’s global marketing as we evolve our brand with a keen eye on revolutionizing classrooms worldwide.”

About Boxlight Corporation

Boxlight Corporation (NASDAQ: BOXL)(“Boxlight”) is a leading provider of technology and STEM solutions for the global education market. The company improves student engagement and learning outcomes by providing educators the products they need for the 21st Century classroom.

The company develops, sells and services its integrated, interactive solution suite of software, classroom technologies, professional development, and support services. Boxlight also provides educators with thousands of free lesson plans and activities via MimioConnect®. For more information about the Boxlight story and its product offerings, visit http://www.boxlight.com

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media Only:

Charlotte Andrist

Nickel Communications

770-310-5244

charlotte@nickelcommpr.com

Investor Relations:

Michael Pope

Boxlight Corporation

(360) 464-4478

michael.pope@boxlight.com

Laura Bainbridge

Addo Investor Relations

(310) 829-5400

investor.relations@boxlight.com

# # #